								  Exhibit 99


Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


			 OHIO CASUALTY CORPORATION
		    REPORTS FIRST QUARTER 2002 EARNINGS
		    -----------------------------------

FAIRFIELD, Ohio, May 1, 2002  --- Ohio Casualty Corporation (Nasdaq:OCAS)
----------------------------
today announced net income of $26.9 million, or $0.44 per share, for the first quarter ended March 31, 2002. In the same quarter of 2001, the Corporation reported a net loss of $4.1 million, or $0.07 per share.

After-tax operating income, which differs from net income by the exclusion of realized investment gains (losses), for the first quarter of 2002 was $12.0 million, or $0.20 per share, compared with an operating loss of $12.3 million, or $0.20 per share for the first three months of 2001. The improvement was due to the overall improved loss results driven by underwriting actions and improved pricing.

"The first quarter results confirm that the actions the Corporation has been taking are improving the bottom line results. The results for the quarter show continued overall improvement and are consistent with our targeted results for 2002. This quarter was the first quarter with positive operating income in several quarters. Now that we are seeing more favorable results, we are even more determined to keep focused on improved underwriting results to achieve our Corporate Strategic Plan underwriting targets" commented President and Chief Executive Officer Dan Carmichael, CPCU. "The Corporation has also had other significant events take place, including the refinancing of the bank debt with a convertible debt issuance, the election of three highly skilled directors to the Board of Directors, and the initial execution of the previously announced exit from the New Jersey private passenger auto market."

Consolidated after-tax realized capital gains amounted to $14.8 million, or $0.24 per share, for the quarter ended March 31, 2002. For the three months ended March 31, 2001, after-tax realized capital gains were $8.2 million, or $0.13 per share. The Group continues to reduce its equity holdings in order to reduce the effect on statutory surplus of future stock market volatility.

Consolidated before-tax net investment income for the first quarter of 2002 was $50.9 million, or $0.83 per share, compared with $51.3 million, or $0.85 per share, in the first quarter of 2001. Although invested assets have increased over the past year, a decline in interest rates led to the slight decrease in investment income.

At March 31, 2002, statutory surplus was $778.7 million.


Property-Casualty Operations
The table below summarizes the statutory net premiums written for the business units:


Statutory
Net Premiums Written      First Quarter      %
($ in millions)           2002      2001    Chg
--------------------      ----      ----    ---
   Commercial Lines     $192.8    $178.4     8.1
   Specialty Lines        39.5      30.0    31.4
   Personal Lines        142.6     162.9   (12.5)
			------    ------
      All Lines         $374.9    $371.3     1.0

Renewal price increases had a positive impact on net premiums written. The first quarter 2002 average renewal price increase of 14.9%, including exposure changes, for the commercial lines direct premiums written increased from the 12.3% average renewal price increase in the same period of 2001. The fourth quarter 2001 average renewal price increase for commercial lines was 13.8%. For commercial umbrella business in the specialty lines business unit, average renewal price increases were 38.4% for the first quarter of 2002, compared with 17.6% for the same quarter in 2001. Fourth quarter 2001 average renewal price increases for commercial umbrella business were 23.4%.

The expected decrease in personal lines net premiums written was driven by actions to eliminate and cancel the most unprofitable states and agents. The exit from the New Jersey private passenger auto market contributed to a $4.5 million decrease in net premiums written in New Jersey for the first quarter of 2002 compared with 2001. The Group continues to focus on growing the New Jersey commercial lines business while exiting the New Jersey private passenger auto market. New Jersey commercial and specialty lines net premiums written increased $5.3 million in the current quarter from the same period in 2001. The withdrawal from certain other states for personal lines business announced in the 2001 Corporate Strategic Plan contributed $2.9 million to the personal lines net premiums written decrease. The cancellation of certain unprofitable agents, as previously announced, also contributed approximately $10 million to the decline in personal lines net premiums written.

The statutory combined ratio is a commonly used gauge of statutory underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The table below summarizes the statutory combined ratio results by business unit for recent periods:


				 Calendar Year
				 First Quarter
Statutory Combined Ratio        2002       2001
------------------------        ----       ----
   Commercial Lines            108.3%     123.6%
   Specialty Lines              83.4%      71.7%
   Personal Lines              107.3%     114.1%
      All Lines                106.5%     115.2%

The improvement in the All Lines 2002 statutory combined ratio over 2001 results is attributable to price increases and more favorable loss results. The major driver in the favorable loss results was the improvement in the commercial lines loss ratio. The first quarter 2002 calendar year commercial lines loss ratio improved 19.1 points compared with the same period of 2001.

The statutory loss and loss adjustment expense ratios were impacted negatively in 2002 for adjustments to the provision for prior years' business. In total, this increase in provisions for prior years' losses and loss adjustment expenses added 1.2 points to the statutory combined ratio. This amount includes increases in provisions for general liability construction defect related reserves and for the National Workers' Compensation Pool.

The statutory loss adjustment expense ratio for the first three months of 2002 was 14.3%, 2.1 points higher than the first quarter 2001 loss adjustment expense ratio of 12.2%. The increase is partially the result of expenditures made to implement loss cost savings initiatives in order to improve loss results while providing superior claims service to policyholders. A portion of the increase is also due to increased estimates of legal costs on claims from prior years.

Catastrophe losses in the first quarter of 2002 were $3.3 million, an increase of $1.5 million from the same period of 2001. Catastrophe losses added 0.9 points to the statutory combined ratio in the first three months of 2002, slightly above the 0.5 point catastrophe impact in the first three months of 2001.

The first quarter 2002 statutory underwriting expense as a percent of net premiums written was 33.5%, compared with 33.2% in the comparable quarter of 2001. Although the Corporation continues to monitor and manage expenses closely, an increase in commission expenses caused a slight increase in the underwriting expense ratio. This increase in commission expense was partially the result of higher than projected bonuses paid due to more favorable than expected 2001 results from the Group's key agents. The elimination of ceding commissions received on umbrella premiums ceded to reinsurers, as previously announced in the February 5, 2002 Corporate Strategic Plan update, also contributed to the increase in commission expense. The increase in commission expenses was partially offset by a decrease in policyholder dividends incurred.

The employee count continues to decline. As of March 31, 2002, the employee count was 3,233, compared with 3,450 at March 31, 2001, and 3,365 at December 31, 2001.


Assets, Investments and Shareholders' Equity
Consolidated corporate assets were $4.52 billion on March 31, 2002, compared with $4.52 billion at December 31, 2001. Investments in securities were $3.02 billion at cost, with an estimated fair market value of $3.32 billion at March 31, 2002, compared with $2.95 billion at cost, with an estimated fair market value of $3.32 billion at December 31, 2001. Shareholders' equity was $1.07 billion at March 31, 2002, compared with $1.08 billion at December 31, 2001. Book value per share at March 31, 2002 was $17.68, compared with $17.97 at December 31, 2001. The change in book value in the first quarter of 2002 was primarily driven by a decline in prices in the fixed income portfolio.


Conference Call
The Corporation will conduct a conference call to discuss information included in this news release and related matters at 1:30 p.m. EST on Wednesday, May 1, 2002. The conference call will be Webcast simultaneously in a listen only mode via Investor Broadcast Network's Vcall Website, located at http://www.vcall.com. To listen to the live call, please go to the Website at least fifteen minutes early to register, download and install any necessary audio software. There is no charge to access the call.


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 37th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2001). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.52 billion as of December 31, 2001.

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability of Ohio Casualty to retain business acquired from the Great American Insurance Company; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.



			       (Table Follows)

OHIO CASUALTY CORPORATION
EARNINGS FOR THE FIRST QUARTER OF 2002
(in thousands) (2002 Data Unaudited)

						       Three Months Ended
							    March 31
							2002           2001
						  -------------------------
Premiums and finance charges earned               $  361,007     $  383,496

Investment income less expenses, before tax       $   50,902     $   51,280

Investment gain realized, before tax              $   22,831     $   12,613

Total Revenues                                    $  434,740     $  447,389

Operating income (loss), after tax                $   12,033     $  (12,294)
  Per share                                             0.20          (0.20)

Investment gain realized, after tax               $   14,840     $    8,199
      Per share                                         0.24           0.13

Net income (loss), after tax                      $   26,873     $   (4,095)
  Per share                                             0.44          (0.07)

Average shares outstanding - Diluted                  61,062         60,073

Statutory property and casualty:
  Premium written                                 $  374,901     $  371,349
  Combined ratio                                     106.5%         115.2%

Supplemental Information as of March 31

Total assets                                      $4,516,774     $4,441,493
  Investments in securities                       $3,320,467     $3,284,546
  Agent relationships asset                       $  233,008     $  256,101

Total liabilities                                 $3,450,674     $3,347,398
  Loss and loss adjustment expense reserves       $2,159,048     $2,023,396
  Notes payable                                   $  199,067     $  210,643

Total shareholders' equity                        $1,066,100     $1,094,095

Number of common shares outstanding                   60,298         60,072

Statutory policyholders' surplus                  $  778,697     $  765,171

For more information and financial supplements, visit our home page at www.ocas.com